PRELIMINARY COPY - SUBJECT TO COMPLETION - DATED
                                OCTOBER 7, 2002

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                 (Amendment No.)

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           ELITE PHARMACEUTICALS, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A

       (Name of Person(s) Filing Proxy Statement if other than Registrant)

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[X]      No fee required.

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pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee
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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
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previously. Identify the previous filing by registration statement number, or
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

                       [ELITE PHARMACEUTICALS LETTERHEAD]

Dear Fellow Stockholder:

         Attached to this letter is the Notice of Annual Meeting of Stockholders of Elite Pharmaceuticals, Inc. and our Proxy Statement describing the formal business to be transacted at the 2002 Annual Meeting.

         You may have received, or will be receiving, a separate proxy solicitation from the "Elite Value Committee", a group of Elite stockholders who are not affiliated with Elite other than through its members' ownership of some of Elite's securities, but are affiliated with Harris Freedman and/or Sharon Will (collectively the "Freedman Group"). Having been defeated in its own costly and unprovoked consent solicitation to seize control of Elite by removing all of Elite's independent board members and installing its hand-picked slate (Harris Freedman, Sharon Will and Michel H. Freedman), the Freedman Group has now initiated a proxy contest for control of your Board of Directors and to have themselves elected to the Board in place of all of Elite's independent directors. We believe that the motives and objectives of the Freedman Group are questionable and self-serving and are not in the best interests of the Company and its other stockholders.

         Your current Board of Directors and management are committed to enhancing stockholder value for all stockholders. We continue to implement the Company's strategic plan and have been taking steps to continue to improve the Company's performance.

         For all of the reasons discussed in the materials included with this letter, we strongly urge you to REJECT the solicitation made by the Freedman Group and NOT sign any WHITE proxy card they send you. Each member of the Board of Directors who is a stockholder of the Company is voting their shares of our stock in favor of the recommendations of the Board of Directors and are returning BLUE proxy cards.

         In order to elect your Board's nominees for director and reject the Freedman Group's proposals, the Board unanimously recommends that you sign, date, and mail the enclosed BLUE proxy card today. Please do not return any proxy card you may receive from the Freedman Group.

         If you have already signed and returned a proxy card sent to you by the Freedman Group, you may REVOKE IT by simply returning the enclosed BLUE proxy card, with a later date, in the enclosed envelope.

         Also enclosed for your information is a copy of our Annual Report for the fiscal year ended March 31, 2002.

         It is important that your shares of Elite common stock be represented and voted at the Annual Meeting. Accordingly, regardless of whether you plan to attend the Annual Meeting in person, please complete, date, sign and return the enclosed BLUE proxy card in the envelope provided, which requires no postage if mailed in the United States. Even if you return a signed BLUE proxy card, you may still attend the Annual Meeting and vote your shares in person. Every stockholder's vote is important, whether you own a few shares or many.

         Thank you for your continued interest and support in your company.

                                     Very truly yours,

                                     Atul M. Mehta, Ph.D

                                     President and Chief Executive Officer for
                                     The Board of Directors

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                           ELITE PHARMACEUTICALS, INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Elite Pharmaceuticals, Inc. (the "Company", "Elite", "us" or "we") will be held at [______________], on December 12, 2002 at [______________], to consider and act upon the following:

1. The election of seven directors to serve for a period of one year and thereafter until their successors shall have been duly elected and shall have qualified. The Board of Directors recommends a vote FOR the election of the nominees proposed for election by the Board, and AGAINST the election of any nominees for director proposed by the Freedman Group.

2. The ratification of the appointment of Miller, Ellin & Co., LLP as the Company's independent public accountants for the fiscal year ending March 31, 2003.

3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on November 1, 2002 as the date for determining the stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

/s/ Mark I. Gittelman

Mark I. Gittelman
Secretary
Northvale, New Jersey
[______________], 2002

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED BLUE PROXY CARD IN THE ACCOMPANYING ADDRESSED, POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

YOUR BOARD OF DIRECTORS ALSO URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY THE FREEDMAN GROUP. EVEN IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY THE FREEDMAN GROUP, YOU CAN REVOKE THAT EARLIER PROXY BY SIGNING, DATING, AND MAILING THE ENCLOSED BLUE PROXY CARD IN THE ENCLOSED ENVELOPE.

                           Elite Pharmaceuticals, Inc.

                                165 Ludlow Avenue

                           Northvale, New Jersey 07647

                                 PROXY STATEMENT
                         Annual Meeting of Stockholders
                             [______________], 2002

INTRODUCTION

This proxy statement is being furnished to stockholders of Elite Pharmaceuticals, Inc. (the "Company", "Elite", "us" or "we") on or about [______________], 2002, in connection with a solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders to be held at [____] on December 12, 2002, at [______________]. At the meeting, the Board of Directors will propose that the Company's stockholders
(1) elect seven nominees to the Board of Directors of the Company to serve until the 2003 annual meeting of stockholders and until their successors are elected and qualified and (2) ratify the appointment of Miller, Ellin & Co., LLP as the Company's independent public accountants for the fiscal year ending March 31, 2003.

The Freedman Group has filed its own proxy materials in order to nominate its own slate of directors and to solicit proxies in support of it.

During the third quarter of 2002, the Freedman Group commenced an unsuccessful consent solicitation of Elite's stockholders in which they sought to remove three of the current members of your Board, all of the independent directors, without cause, and replace them with their own hand-picked nominees - themselves.

Your current Board of Directors and management believed that the Freedman Group's costly and unprovoked consent solicitation was not in the best interests of all of Elite's stockholders. Having been defeated in its efforts to unseat your duly elected independent directors, the Freedman Group is now running the very same slate of nominees for election at the Annual Meeting, even though such nominees failed to garner the support of a majority of the stockholders and was rejected by Institutional Shareholder Services, Inc., recognized as the nation's leading independent proxy advisory firm (see "Institutional Shareholder Services, Inc. Recommendation"). As in the case of the consent solicitation, the Board of Directors believes that election of the Freedman Group's nominees is not in the best interests of our stockholders because we believe that:

o    the Freedman Group is self-interested.

o Elite is at a critical juncture and any change in our management could substantially jeopardize our future growth and success.

o the Freedman Group did not communicate any strategic plan for improving the performance or prospects of your company in its few proposals for change.

o the Freedman Group has no relevant past business experience in the pharmaceutical industry or our core business of developing oral controlled release pharmaceutical products.

o the Company's current Board, whom you elected, and management are in the best position to evaluate the strategic alternatives available to Elite and to decide on the courses of action that are in the best interests of all of the Company's stockholders.

o the Freedman Group does not have the necessary integrity to lead the Company based on publicly available information obtained by Elite.

Your Board of Directors refuses to be pressured by the Freedman Group's tactics into taking any action that would not be in the best interests of all of the Company's stockholders. Your current Board of Directors and management are continuing to implement a strategic plan to improve the Company's profitability, which yielded positive results in the fiscal year ended March 31, 2002. We are continuing to evaluate the strategic alternatives available to Elite in order to enhance value for all of the Company's stockholders.

The Board of Directors is soliciting votes FOR the Company's slate of nominees for election to the Board of Directors. A BLUE proxy card is enclosed for your use. THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE BLUE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States.

This Proxy Statement and the enclosed BLUE Proxy Card are first being mailed to stockholders beginning on or about [______________], 2002.

The Company has retained Georgeson Shareholder Communications, Inc. ("Georgeson") to assist in communicating with stockholders in connection with the proxy solicitation and to assist in our efforts to obtain proxies. If you have any questions about how to complete or submit your BLUE proxy card or any other questions, Georgeson will be pleased to assist you.

If you have any questions or need further assistance in voting your shares, please call:

                    Georgeson Shareholder Communications Inc.
                                 17 State Street
                            New York, New York 10004
                    Stockholders call toll free: 866-297-1267
                       Banks & Brokers call: 212-440-9800
                            Fax number: 212-440-9009

THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY THE FREEDMAN GROUP. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED BLUE PROXY CARD IN THE ENCLOSED ENVELOPE.

REMEMBER, IT WILL NOT HELP YOUR BOARD OF DIRECTORS TO RETURN ANY PROXY CARD SENT TO YOU BY THE FREEDMAN GROUP BY VOTING TO "ABSTAIN." WE URGE YOU NOT TO RETURN ANY CARD SENT TO YOU BY THE FREEDMAN GROUP. THE ONLY WAY TO SUPPORT YOUR BOARD OF DIRECTORS' NOMINEES IS TO VOTE "FOR" THOSE NOMINEES ON THE ENCLOSED BLUE PROXY CARD.

Stockholders Entitled to Vote

Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on November 1, 2002 (the record date fixed by the Board of Directors) will be entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the record date, there were [_____________] shares of Common Stock outstanding and entitled to vote at the Annual Meeting (including voting rights attributable to the shares of an Elite subsidiary which are convertible into shares of Elite's Common Stock). Each such share is entitled to one vote.

Voting; Revocation of Proxy; Quorum and Vote Required

A form of proxy is enclosed for use at the Annual Meeting if a stockholder is unable to attend in person. Each proxy may be revoked at any time before it is exercised by giving written notice to the Secretary of the Annual Meeting or by submitting a duly executed, later-dated proxy. All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the form of proxy. If the proxy is signed but no specification is given, the shares will be voted FOR the Board's nominees for election to the Board of Directors and to ratify the appointment of Miller, Ellin & Co., LLP as the Company's independent public accountants for the fiscal year ending March 31, 2003.

A majority of the shares outstanding on the record date will constitute a quorum for purposes of the Annual Meeting. Assuming that a quorum is present, the election of directors will be effected by a plurality vote and the ratification of auditors will require the affirmative vote of a majority of the votes cast with respect to such proposal. For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those votes cast "for" or "against" are included. Abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present at the Annual Meeting.

Costs and Method of Solicitation

Solicitation of proxies may be made by directors and officers of the Company by mail, telephone, facsimile transmission or other electronic media and in person. We will not solicit proxies via the Internet, such as Internet chat rooms and/or posting on websites. Solicitation of proxies may be made by directors, officers and regular employees of Elite for which they will receive no additional compensation, as well as by employees of Georgeson. The entire cost of soliciting proxies, including, without limitation, costs, if any, relating to advertising, printing, fees of attorneys, financial advisors, proxy solicitors, accountants, public relations, transportation, litigation and related expenses and filing fees, will be borne by the Company. Elite estimates that total expenditures relating to the Elite Board's solicitation of the proxies will be approximately $[________]. Such costs do not include the amount represented by salaries and wages of regular employees and officers. The portion of such costs allocable solely to the solicitation of proxies is not readily determinable. To date, approximately $[_____] has been paid by Elite in connection with its solicitation of proxies.

Upon request, the Company will reimburse the reasonable fees and expenses of banks, brokers, custodians, nominees and fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose accounts they hold shares of Common Stock.

The company has retained Georgeson to assist it in the solicitation of proxies for the Annual Meeting. Georgeson will receive a fee of $[_____] for its services and will receive an additional fee of $[_______] if we are successful in our solicitation, plus reimbursement for reasonable out-of-pocket expenses. Elite has also agreed to indemnify Georgeson for certain liabilities in connection with this solicitation. Approximately 35 persons will be employed by Georgeson to solicit stockholders.

For information concerning the directors and officers of Elite who may solicit proxies, see "Participants in the Solicitation".

Elite has designated IVS Associates, Inc. ("IVS") to act as inspector with respect to the tabulation of proxies in connection with the Annual Meeting. The Company has agreed to pay IVS a fee of approximately $[_______] for its services, plus reimbursement for reasonable out-of-pocket expenses.

Principal Stockholders

Based upon information available to the Company, the only stockholders known by the Company to beneficially own more than 5% of the outstanding Common Stock as of October 1, 2002 are (i) Atul M. Mehta, (ii) Jerome Belson, (iii) John de Neufville and Mely Rahn, Trustees Margaret de Neufville Revocable Trusts, (iv) Bakul and Dilip Mehta, (v) the Freedman Group comprised of Bridge Ventures, Inc., SMACS Holding Corp., Bridge Ventures, Inc. Employee Pension Plan, Saggi Capital Corp., Saggi Capital Corp. Money Purchase Plan, Saggi Capital Corp. Profit Sharing Plan, Harris Freedman, Sharon Will and Michael H. Freedman, and
(vi) Shelly Bay Holdings, Inc., Shelly Bay holdings, Ltd. and John Moore. For information concerning the holdings of these stockholders, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS."

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

Board of Directors' Nominees

The holders of Elite's Common Stock will elect seven directors at the Annual Meeting, each of whom will be elected for a one year term. Unless a stockholder either indicates "withhold authority" on his BLUE proxy card or indicates on his proxy that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election of the persons named in the table below to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified. Discretionary authority is also solicited to vote for the election of a substitute for any of said nominees who, for any reason presently unknown, cannot be a candidate for election.

The Company's by-laws provide that the Board of Directors will consist of not less than three nor more than ten members, the actual number to be determined by the Board from time to time. The Board currently consists of four members, but the Board of Directors has determined that it is in the best interests of Elite and all of its stockholders to expand the board to seven directors. Elite believes that the three proposed new directors will further enhance its board of directors and bring added experience to it.

The table below sets forth the names and ages (as of October 1, 2002) of each of the nominees, the other positions and offices presently held by each such person within the Company, and the period during which each such person has served on the Board of Directors of the Company.

                                   Positions with                     Director
         Name              Age     the Company                        Since
         ----              ---     -----------                        -----
Dr. Atul M. Mehta          (53)    Chief Executive Officer,            1997
                                   President and Director

Donald S. Pearson          (66)    Director                            1999

Harmon Aronson             (59)    Director                            1999

Eric L. Sichel             (43)    Director                            2001

John P. deNeufville        (62)    None                                N/A

John A. Moore              (37)    None                                N/A

Richard A. Brown           (54)    None                                N/A

The principal occupations and employment of each such person during the past five years is set forth below. In each instance in which dates are not provided in connection with a nominee's business experience, such nominee has held the position indicated for at least the past five years.

Atul M. Mehta, Ph.D., the founder of Elite Laboratories, Inc. ("ELI"), has been a director of ELI since its inception in 1990 and a director of the Company since 1997. He has been employed as the President of ELI since 1990 and President of the Company since 1997. Prior to that, he was Vice President at Nortec Development Associates, a company specializing in the development of food, pharmaceutical and chemical specialty products, from 1984 to 1989. From 1981 to 1984, he was associated with Ayerst Laboratories, a division of American Home Products Corporation in the solids formulation section as Group Leader. His responsibilities included development of formulations of ethical drugs for conventional and controlled-release dosage forms for both USA and international markets. He received his B.S. degree in Pharmacy with honors from Shivaii University, Kolhapur, India, and a BS, MS, and a Doctorate of Philosophy in Pharmaceutics from the University of Maryland in 1981. Dr. Mehta is also a director of Elite Research, Ltd. Other than ELI and Elite Research, Ltd., no company with which Dr. Mehta was affiliated in the past was a parent, subsidiary or other affiliate of the Company.

Donald S. Pearson, a director since 1999, has been employed since 1997 as the President of Pearson & Associates, Inc., a company that provides consulting services to the pharmaceutical industry. Prior to starting Pearson & Associates, Mr. Pearson served for five years as the Director of Licensing at Elan Pharmaceuticals, and prior to that he was employed by Warner-Lambert for thirty years in various marketing, business development and licensing capacities. Mr. Pearson holds a B.S. in Chemistry from the University of Arkansas and studied steroid chemistry at St. John's University. He has served on the informal advisory board of ELI for several years; other than ELI, no company with which Dr. Pearson was affiliated in the past was a parent, subsidiary or other affiliate of the Company.

Harmon Aronson, Ph.D., a director since 1999, has been employed since 1997 as the President of Aronson Kaufman Associates, Inc., a New Jersey-based consulting firm that provides manufacturing, FDA regulatory and compliance services to the pharmaceutical and biotechnology companies. Its clients include United States and international firms manufacturing bulk drugs and finished pharmaceutical dosage products who are seeking FDA approval for their products for the US Market. Prior to 1997, Dr. Aronson was employed by Biocraft Laboratories, a leading generic drug manufacturer, most recently in the position of Vice President of Quality Management; prior to that he held the position of Vice President of Non-Antibiotic Operations, where he was responsible for the manufacturing of all the firm's non-antibiotic products. Dr. Aronson holds a Ph.D. in Physics from the University of Chicago. Mr. Aronson is also a director of Elite Research, Ltd. Other than ELI and Elite Research Ltd., no company with which Dr. Aronson was affiliated in the past was a parent, subsidiary or other affiliate of the Company.

Eric L. Sichel, M.D., a director since August 2, 2001, is President of Sichel Medical Ventures, Inc., Englewood, NJ, which company provides biotechnology company assessments and investment banking services. Dr. Sichel has been the owner and President of Sichel Medical Ventures, Inc. since 1997. From 1995 through 1996, Dr. Sichel was a senior analyst in the biotechnology field for Alex, Brown & Sons, Inc. of New York, NY. Prior to that, Dr. Sichel was affiliated with Sandoz Pharmaceuticals Corp. of East Hanover, NJ, in various capacities, including associate director of transplantation/immunology. Dr. Sichel is licensed to practice medicine by the State of New York.

John P. de Neufville has since 1986 been the Chief Executive Officer and President of Voltaix, Inc., P.O. Box 5357 North Branch, NJ 08876, which company is engaged in developing, manufacturing, selling and distributing electronic chemicals to industrial gas and semiconductor manufacturing customers world-wide. Mr. de Neufville has been a member of Elite's board of advisors since 1997. He holds a Ph.D in applied physics and an M.S in geology from Harvard University and a B.S. in geology from Yale University.

John A. Moore has been Chief Executive Officer and President of Edson Moore Healthcare Ventures since July 2002. Edson Moore has an address at 101 Brookmeadow Road, Wilmington DE 19807 and is an investment entity that has interests in 11 public and private biotechnology companies. Since 1994, Mr. Moore has been Chief Executive Officer and President of Optimer, Inc., a a research based polymer development company located in Wilmington, DE. Mr. Moore spent 7 years working in the investment banking field including for Lehman Brothers and Hambrecht & Quist.

Richard A. Brown, has been the Chief Executive Officer and President of Niadyne, Inc. since 1997. Niadyne has an address at P.O. Box 54, New York, NY 10028 and is a privately held specialty pharmaceutical company which manufactures products in the dermatology and cholesterol control areas. From 1986 to the present, Mr. Brown has been senior managing director of Eagle Ventures, a healthcare venture capital and investment banking company. Mr. Brown also worked in the securities field for 12 years for Tucker Anthony, in investment banking and securities sales.

There are no arrangements between any director and any other person, pursuant to which the director is to be selected as such. There is no family relationship between the directors or persons nominated or chosen by the Company to become directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE SEVEN NOMINEES OF THE BOARD OF DIRECTORS DESCRIBED ABOVE AND NOT VOTE IN FAVOR OF ANY NOMINEES OF THE FREEDMAN GROUP AS DESCRIBED BELOW.

YOUR BOARD OF DIRECTORS REQUESTS THAT YOU SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD, WHETHER OR NOT YOU HAVE PREVIOUSLY SIGNED AND RETURNED THE WHITE PROXY CARD SOLICITED BY THE FREEDMAN GROUP.

          OUR REASONS FOR OPPOSING THE FREEDMAN GROUP'S NOMINEES AGAIN
                AND RECOMMENDING THAT YOU ALSO OPPOSE THEM AGAIN

Having been defeated in its efforts to unseat your duly elected independent directors through its costly and unprovided consent solicitation, the Freedman Group is now running the very same slate of nominees for election at the Annual Meeting through a proxy contest, even though such nominees failed to garner the support of a majority of the stockholders and was rejected by Institutional Shareholder Services, Inc., recognized as the nation's leading independent proxy advisory firm (see "Institutional Shareholder Services, Inc. Recommendation").

The Freedman Group's Proposal is designed to enable the Freedman Group to take control of your Company. We believe that the Freedman Group's proxy solicitation is a self-interested attempt to extend the expiration of Elite's Class A Warrants that expire on November 30, 2002 and to take control of Elite without presenting any strategic plan for increasing stockholder value or improving Elite's performance. According to the Freedman Group's solicitation materials, the Freedman Group holds 285,250 of the warrants which will expire on November 30, 2002. Elite has had discussions with certain of its stockholders about extending the term of the warrants, but no arrangement for extending the warrants has been reached and there can be no assurance that any arrangement will be reached before their expiration.

Elite's Board of Directors strongly believes that the arguments set forth by the Freedman Group in its proxy materials are seriously flawed and misinformed. The Members of the Board of Directors who are stockholders of the Company have advised the Company that they intend to vote as recommended by the Board of Directors and in opposition to the Freedman Group's proposal. The Board of Directors of the Company unanimously believes that the Freedman Group's proposal is not in the best interests of the Company's stockholders and urges stockholders to reject it.

Your Board of Directors is, and has always been, committed to increasing stockholder value for all stockholders. We have implemented several long-term, strategic initiatives to enhance stockholder value. See "THE COMPANY". For example, we:

o expanded our product portfolio to include over 15 branded and generic oral drug delivery products, some of which are being developed with our partners.

o    focused greater attention and resources on branded delivery products.

o interviewed individuals to assist the Company with business development opportunities to augment the assistance provided on a regular basis by the Members of the Board of Directors in this area.

As your duly elected Board of Directors, it is our duty to identify for you our deep and serious concerns about the Freedman Group. We will describe these concerns in greater detail later in this document; however, we have highlighted a number of these below:

o One of the stated principal purposes of the Freedman Group for soliciting proxies to support its slate of nominees is to extend the expiration date of Elite's Class A Warrants that expire on November 30, 2002. According to the Freedman Group's 13D/A filed with the SEC on August 26, 2002, the Freedman Group holds 285,250 of the warrants which will expire on November 30, 2002, or more than 18% of the warrants that will expire on that date, in addition to 574,220 shares of our common stock ([__]% of the total outstanding shares of stock on [______________], 2002). We estimate, after speaking with our accountants, that the Company would be required to incur a significant compensation expense in fiscal year 2003 if the warrants were extended as proposed by the Freedman Group without any benefit to the Company from the extension. The Freedman Group seeks to justify the extension by claiming that the Company would obtain additional capital when the warrants are exercised. However, the exercise price of the warrants exceeds the trading price of our common stock, making the exercise of the warrants unlikely. In addition the Company believes it has adequate cash to meet its current and anticipated needs. We believe that if additional capital is needed that the Company could raise it from the capital markets without incurring the additional compensation expense.

o To our knowledge, Harris Freedman, Sharon Will and Michael H. Freedman have no relevant experience in Elite's core businesses of developing oral controlled release pharmaceutical products or in negotiating the terms of licenses or collaborations in the pharmaceutical industry. The Freedman Group's solicitation materials make no reference to any of their nominees having any experience in the pharmaceutical industry.

o Harris Freedman has previously violated the Federal securities laws in his dealings with other public companies.

o The Freedman Group has no strategic plan for improving stockholder value or improving the Company's performance. Instead, it makes general statements about the need to hire a CFO and COO, to retain an investment bank, to enter into more license and joint venture arrangements and to extend the term of the warrants. These proposals are general and unrelated to the Company's core business of developing oral controlled release pharmaceutical products and we believe do not provide any specific business or operations suggestions for improving Elite's performance because none of their proposals addresses the Company's operations or manner in which the Company is operated.

In addition, the Freedman Group's Proposals could end up costing you money for the following reasons:

The extension of the term of the Class A Warrants as desired by the Freedman Group would require the Company to incur significant compensation expense in fiscal year 2003.

The Freedman Group wants to hire at direct expense to the Company a full-time Chief Financial Officer and a Chief Operating Officer of the Company, yet they articulate no rationale for those hires other than public companies should have those officers. In fact, the Company already has a Chief Financial Officer (Mark
I. Gittelman, who serves in that capacity on a part-time basis) and Dr. Mehta oversees our operations, both of whom fully meet all of the Company's needs with regard to finances and operations given the Company's current level of operations. The Company's auditors have never commented to the Company's management that the Company's finance personnel are not capable of meeting all of the Company's accounting and control needs. In the event that the Company concludes that it requires a full time chief financial officer or other operations personnel, it will seek to add those additional personnel to its management team. In addition to relying on its existing personnel, the Company relies on the members of its Board of Directors for strategic and operational assistance. The members of the Board of Directors frequently participate in the negotiation of transactions on the Company's behalf and bring with them many years of experience in licensing and marketing pharmaceutical products, FDA regulatory and compliance experience, and investment banking experience for bio-tech companies. According to the Freedman Group's filings, the Freedman Group's nominees for director do not have any similar experience.

If the Freedman Group is successful, their solicitation materials indicate that they will seek to have the Company reimburse them for their solicitation expenses, which their materials estimate will be $[______].

The one current Elite director who the Freedman Group is not seeking to replace, Dr. Atul M. Mehta, has not consented to serving on a Board of Directors comprised of the Freedman Group's nominees. The Company's future success is substantially dependent on Dr. Mehta's remaining an officer and director of the Company. At this time, Dr. Mehta has not yet decided whether he will continue with the Company if the Freedman Group is successful in its proxy solicitation.

The Company's chief executive officer, Dr. Atul M. Mehta, has a change in control provision in his employment agreement with the Company as discussed under the heading "Employment Agreement". The Board of Directors believed it was important to enter into this arrangement to provide security for Dr. Mehta so that he could focus on the various strategic initiatives to improve the Company's profitability and enhance stockholder value, instead of worrying about the consequences of a potential change in control of the Company. Pursuant to the change in control arrangement, if the Freedman Group is successful in its solicitation, a "change in control" of the Company will have occurred, and Dr. Mehta will be entitled to terminate his employment and to receive "all accrued salary, incentive commissions, benefits, and any deferred compensation and all salary and commissions payable under Paragraph 4(b) through a period ending upon the later of (i) May 22, 2006 or (ii) the third anniversary of such termination." The salary portion of these payments will be due to Dr. Mehta in a lump sum. Paragraph 4(b) entitles Dr. Mehta to a bonus each year of 5% of the Company's net profit. As discussed below under "Employment Agreement", Dr. Mehta will have the right to terminate his employment if the Freedman Group is successful in its proxy solicitation.

THE FREEDMAN GROUP'S NOMINEES

The Freedman Group's nominees for the Board are Harris Freedman, Sharon Will and Michael H. Freedman (the son of Harris Freedman). Their lack of knowledge about Elite's core businesses is apparent.

According to information contained in the Freedman Group's proxy statement:

o Harris Freedman is a business consultant, but the Freedman Group did not disclose the businesses or industries to which he has consulted.

o Sharon Will is involved in investor relations services, but the Freedman Group did not disclose the businesses or industries to which she provides services or how those services qualify her to be a director of the Company.

o Michael H. Freedman is a corporate lawyer with no relevant industry experience and is the son of Harris Freedman.

The information provided by the Freedman Group makes no reference to any of Harris Freedman, Sharon Will or Michael H. Freedman having served on a board of directors of a public company nor having any experience in developing, licensing, manufacturing or marketing pharmaceutical products or obtaining FDA approval with regard to any of such products.

None of the Freedman Group's nominees are currently affiliated with Elite and none of them to our knowledge has had any relevant experience in Elite's core business of developing oral controlled release pharmaceutical products. While companies affiliated with Harris Freedman and Sharon Will performed consulting services for the Company in the past, those services related to marketing and management consulting in the case of Harris Freedman and investor relations in the case of Sharon Will. Neither Mr. Freedman nor Ms. Will has been involved in any way with the actual operations of the Company. We believe that as a small company in the pharmaceutical industry we need a board of directors who have broad pharmaceutical industry experience and who are well regarded in that industry in order to demonstrate the Company's expertise and to have access to strategic partners and customers.

The consulting services performed by the entities affiliated with Harris Freedman and Sharon Will were discontinued in December 2001 and June 2002, respectively, by the Company because of unprofessional, and ineffective assistance and poor performance, and a belief by the Company that Mr. Freedman and Ms. Will were more concerned about the performance of the Company's stock than the growth and development of the Company business.

The Company retained the entities affiliated with Harris Freedman and Sharon Will to provide the respective consulting services at a time when the Company was first beginning its operations. Harris Freedman was the controlling stockholder of the public shell into which the Company merged and Sharon Will was his business partner. They were eager to help the Company with its growth. Even though these entities did not have experience with pharmaceutical companies, we did not believe that the experience was a pre-requisite, provided the services were performed in a professional, effective manner.

When you compare the qualifications of the current independent directors who are nominated for re-election to those of the Freedman Group's hand-picked slate, we believe that stockholders should conclude that your existing Board of Directors is better qualified to lead the Company at this time. Based on publicly available information and additional information obtained by Elite, we have set forth below the background and qualifications of the current independent directors and the members of the Freedman Group's slate::

-------------------------------------------------------------------------------
Current Independent Director              Freedman Group Nominee
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Harmon Aronson, Ph.D.                     Harris Freedman

>    since 1997 President of Aronson      >    since 1978 has provided
     Kaufman Associates, Inc., a               general business consulting
     consulting firm that provides             services.
     manufacturing, FDA regulatory and
     compliance services to               >    during the 1970s, worked,
     pharmaceutical and biotechnology          among other things, as a
     companies. Its clients include            salesman for a lawn chemical
     United States and international           treatment company.
     firms manufacturing bulk drugs and
     finished pharmaceutical dosage       >    prior thereto sold life
     products who are seeking FDA              insurance products.
     approval for their products for the
     US market.                           >    was a stockbroker in the 1960s
                                               before being barred from the
>    prior to 1997, was employed by            industry by the SEC and being
     Biocraft Laboratories, a leading          convicted for securities
     generic drug manufacturer, most           fraud.
     recently in the position of Vice
     President of Quality Management;     >    never graduated from college.
     prior to that he held the position
     of Vice President of Non-Antibiotic
     Operations, where he was
     responsible for the manufacturing
     of all of the firm's non-antibiotic
     products.

>    holds a Ph.D. in Physics from the
     University of Chicago.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Donald S. Pearson                         Sharon Will

>    since 1997 President of Pearson &    >    since 1994 has provided
     Associates, Inc., a company that          investor relations services.
     provides consulting services to the
     pharmaceutical industry.             >    from 1992 to 1994 worked as a
                                               stockbroker.
>    from 1992-1997 served as the
     Director of Licensing at Elan        >    from 1988 to 1992 served as a
     Pharmaceuticals.                          manufacturing sales
                                               representative.
>    prior to 1992 for thirty years was
     employed by Warner-Lambert Company,  >    from 1982 to 1988, sold
     a pharmaceutical company, in              textile products and office
     various marketing, business               equipment.
     development and licensing
     capacities.                          >    never graduated from college.

>    received a B.S. in Chemistry from
     the University of Arkansas and
     studied steroid chemistry at St.
     John's University.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Eric L. Sichel, M.D.                      Michael H. Freedman

>    since 1997 President of Sichel       >    since 1990 has been a
     Medical Ventures, Inc. which              securities lawyer in private
     company provides biotechnology            practice with several law
     company assessments and investment        firms.
     banking services.
                                          >    received undergraduate degree
>    from 1995 through 1996, was a             from Hofstra University.
     senior analyst in the biotechnology
     field for Alex, Brown & Sons, Inc.   >    received a law degree from St.
     of New York, NY.                          John's University.

>    prior thereto was affiliated with
     Sandoz Pharmaceuticals Corp. in
     various capacities, including
     associate director of
     transplantation/immunology.

>    Dr. Sichel is licensed to practice
     medicine by the State of New York.

>    Holds an M.B.A. from Columbia
     University and an M.D. from
     UMDNJ--New Jersey Medical School.
--------------------------------------------------------------------------------

Our current board members actively participate in the strategic management of the Company. A loss of these board members will mean losing valuable pharmaceutical industry experience and hands-on involvement. In addition, the one current Elite director who the Freedman Group is not seeking to replace, Dr. Atul M. Mehta, has not consented to serving on a Board of Directors comprised of the Freedman Group's nominees. The Company is highly dependent on Dr. Mehta's research and formulation abilities as well as his ability to develop products attractive to the market. Elite's success depends a great deal on Dr. Mehta's ability to interact with the Board of Directors. At this time, Dr. Mehta has not yet decided whether he will continue with the Company if the Freedman Group is successful in its proxy solicitation. Pursuant to his employment agreement, if the Freedman Group is successful in its solicitation, a "change in control" of the Company will have occurred, and Dr. Mehta will be entitled to terminate his employment. See "Employment Agreement".

Institutional Shareholder Services, Inc. Recommendation

In connection with the Freedman Group's consent solicitation to replace all of your elected independent members of your Board of Directors, Institutional Shareholder Services, Inc. ("ISS"), a leading independent proxy advisory firm, issued a report recommending that stockholders revoke or withhold consents solicited by the Freedman Group in support of its proposals. We anticipate that ISS will now recommend that stockholders vote to re-elect your existing Board of Directors because the Freedman Group has nominated the same slate and failed to set forth in its proxy statement any new strategy for improving Elite.

ISS is widely recognized as the nation's leading independent proxy advisory firm. Its recommendations are relied upon by hundreds of major institutional investment firms, mutual funds, and other fiduciaries throughout the country. We believe that ISS's recommendations carry great weight and should be considered carefully by stockholders, since the ISS Report was prepared by an independent third-party advisor that made its recommendation only after careful consideration of the positions of your Company and the Freedman Group.

In its report released by ISS on September 20, 2002, ISS states:

         "Nowhere in the [Freedman Group's] written material does the [Freedman Group] outline a specific strategy with respect to how the company can expand its product line, improve its product development process, or enter into new collaborative agreements with other drug companies. Ultimately, the [Freedman Group's] plan is insufficient for the purpose of controlling the board. Management, on the other hand, has communicated a revised strategy that focuses on branded products, expanded research and development activities, and alliances with other drug companies."

         "The [Freedman Group's] slate does not appear to have the relevant industry and FDA regulatory expertise. The company is at a critical stage in its development.... As such, a board that is well equipped with relevant industry and FDA regulatory experience is vital to the company's success. Two of management's independent nominees have expertise in the pharmaceutical industry as well as experience in manufacturing drug products and FDA regulatory matters. Management's other independent nominee has experience in investment banking services."

         The ISS Report concludes as follows:

         "[T]he company is at a critical stage in its development. Electing the [Freedman Group's] slate poses a significant risk to the company and its shareholders for the following reasons. First, the [Freedman Group's] slate does not appear to have any relevant FDA expertise or expertise in the areas of developing and/or manufacturing drug delivery products. Second, the [Freedman Group's] plan to improve shareholder value is simply too vague and insufficient for assuming control of the board. Management, on the other hand, has implemented a business plan which: (1) addresses the FDA regulatory issues and the manufacturing and development needs of the company's drug delivery products; and (2) positions the company for accelerated growth as indicated by expanded research and development activities and alliances with big pharmaceutical companies. Moreover, management's nominees have relevant industry and FDA regulatory experience to execute the company's goals. ISS concludes that there is no compelling evidence to suggest that a change in control of the board is warranted. The current board should be given an opportunity to grow the company in hopes of maximizing shareholder value."

We agree completely with ISS' findings, and strongly urge all stockholders to vote against the Freedman Group's proposal and to support your existing Board of Directors. Do not return any WHITE Proxy Card sent to you by the Freedman Group, even to vote against them. Throw it away. If you have previously sent in a WHITE Proxy Card there is still time to change your vote. Please sign, date & return your BLUE Proxy Card today.

                                   THE COMPANY

Business Strategy

In an effort to increase value to the Company and its stockholders, we are now focusing on the development of branded delivery products (which require new drug applications ("NDA")). Our initial strategy was primarily to develop generic drug delivery products (which require abbreviated new drug applications ("ANDA")). The reasons for implementing this refined strategy are as follows:

o the period of exclusivity for branded products is 3 years versus 6 months for generic drugs.

o branded development allows us to enter into collaborations with other pharmaceutical companies thereby allowing us to share the cost of the development of new products with our partners and to share the burden of providing resources with our partners in order to better bring the products to market.

o branded development presents an opportunity to license products to drug companies earlier, which could result in cash flow before the eventual filing with the Food and Drug Administration ("FDA") and approval of products.

o    the competition in the generic drug industry continues to increase.

o increased litigation with large branded drug marketers is delaying the release of some generic drug products.

We intend to license the marketing rights of our generic products to larger generic companies for sales, distribution and marketing, while retaining manufacturing rights and royalties and/or profit sharing for those products. We plan to license our branded products at an early stage, while retaining the manufacturing rights. This strategy will allow us to pursue NDA filings, which requires larger resources. We intend to continue to collaborate in the development of five products with our current partners. We also plan to seek additional collaborations to develop more products and have had discussions with a number of potential parties in this area.

Our revised business strategy enables us to reduce our risk by

o diversifying our product portfolio to include both branded and generic products in various therapeutic categories.

o building collaborations and establishing licensing agreements with companies with greater resources thereby allowing us to share costs of development and to improve cash-flow.

In addition to retargeting our goals and reviewing how our resources are expended, we have taken the following steps to better position the Company for success:

o we are interviewing candidates to join the Company's management as the head of business development.

o we are in the initial stages of negotiating the acquisition of a pharmaceutical plant, that would entail the manufacture by Elite of several existing products with established cash flow. The negotiations for this acquisition are in the initial stages and there can be no assurance that the Company will be able to reach acceptable terms to complete this acquisition.

Manufacturing

On September 13, 2002 Elite entered into a manufacturing agreement with Ethypharm S.A. for the manufacture of a new prescription drug product. Elite will receive an upfront manufacturing fee for the first phase of the technology transfer and is entitled to receive fees in advance for each phase of the manufacturing. In addition, upon FDA approval and if requested by Ethypharm, Elite will manufacture commercial batches of the product on terms to be agreed. In its proxy statement, the Freedman Group attacks this arrangement because the proprietary products of the Company are not being licensed. Elite questions the Freedman Group's wisdom in criticizing this arrangement as well as its understanding of Elite's business because the relationship with Ethypharm generates cash-flow for Elite. Increased cash-flow allows Elite to continue developing its own products. In addition, we believe that having a relationship with Ethypharm creates the possibility of Elite collaborating with Ethypharm on other products. Apparently the Freedman Group would prefer that Elite pass on profitable business if its proprietary products are not involved. Elite believes that this approach is wrong for Elite and is evidence that the Freedman Group should not be controlling Elite.

Collaborations

Our joint development and operating agreement with Elan Pharmaceuticals was recently terminated. Under the termination agreement, Elite acquired all proprietary, commercial and development rights to products developed by the joint venture. In exchange for this assignment, Elite Research, Ltd. (now our wholly owned subsidiary) agreed to pay Elan a royalty on certain revenues that may be realized from the once-a-day Oxycodone product developed by the joint venture. Elan and its transferees also retained Elite securities that were issued in connection with the joint venture, and those securities have been converted to Elite common stock at an exchange rate favorable to Elite. The joint venture had completed the initial Phase I study for its first product, a once-a-day Oxycodone formulation. The study compared the once a day formulation against the twice-daily reference product that is currently marketed. The data showed comparable bioequivalency. The market for twice-a-day Oxycodone products exceeds $1 billion. Currently there is no once-a-day formulation for this compound. Accordingly, the product is proceeding to the next stage of development.

The joint venture had also performed work on a second, related product in the CNS therapeutic area that is ready for initial clinical testing, and initial formulation work on a third product combining Oxycodone with a narcotic antagonist has been performed. Elite is excited to have obtained the world-wide commercialization rights for these products, and anticipates commencing full-scale studies on the first product in the very near future. As a result of the termination of the joint venture with Elan, Elite regained control over the products, and is now in a position to make the strategic decisions that will most efficiently move the products toward commercialization. We have received revenue from the products being developed by Elite Research, Ltd. and believe that additional revenue will be realized from these products.

Intellectual Property

To date, we have been issued three patents in the United States in connection with a controlled-release formulation of nifedipine, controlled released nifedipine formulations and for pulsed-released delivery systems for methylphenidate, the compound sold under the Ritalin(C) brand. The patents for nifedipine demonstrate our ability to develop patentable products in the $1 billion control release market and have helped improve our credibility in this area. The methylphenidate patent demonstrated our ability to develop a pulse release formulation for a major product. The patent for pulsed-released delivery systems for methylphenidate was assigned to Celgene Corporation and was subsequently licensed to Novartis. We received a development fee from Celgene in connection with this patent and obtained a license to use this patent for applications other than methylphenidate and continue to develop other applications based on this technology. As with our patents for nifedipine, this technology further demonstrates our ability to develop marketable products and has helped us in beginning discussions with other potential strategic partners.

We have filed two more patent applications and the Company intends to file additional patent applications in the future; however, there can be no assurance that any of these or any future patents will be granted. Controlled drug delivery of a pharmaceutical compound offers a safer and more effective means of administering drugs through releasing a drug into the bloodstream or delivering it to a certain site in the body at predetermined rates or predetermined times. Its goal is to provide more effective drug therapy while reducing or eliminating many of the side effects associated with conventional drug therapy and/or to reduce the frequency of administration.

Financial Performance

Our revenues for the year ended March 31, 2002 were $1.2 million, compared to $0.1 million for the fiscal year ended March 31, 2001. The increase in revenue resulted primarily from product development fees from collaborations with a US pharmaceutical company to develop two products as well as from the development of products for our joint venture with Elan. Our cash position of approximately $6.5 million continues to be strong. Our net cash used in operating activities in the fiscal year ended March 31, 2002 was approximately $1.5 million. We believe that our existing cash-on-hand will provide us with sufficient resources to allow us to implement our business strategy, although no assurances can be given that we will have sufficient resources to complete our business plan without needing additional capital. Our audited financial statements for the fiscal year ended March 31, 2002 are included in our Annual Report on Form 10-K which is available without charge to each person solicited, upon the written request of any such person. Such request should be directed to Mark I. Gittelman, Elite Pharmaceuticals, Inc., 165 Ludlow Avenue, Northvale, New Jersey 07647.

The Outlook for Elite

Our policy has been to refrain from making public announcements of preliminary results or contemplated agreements. The strategy has also been to avoid large cash transactions that entail sacrifices in Elite's long-term interests.

With our broad technology pipeline, expanded research and development activities, FDA and DEA registered facility, and alliances with other pharmaceutical companies, we believe the Company is strategically positioned for accelerated growth. In preparation for this growth, we have expanded our staff to allow for greater resources to be devoted to research and development activities.

                               THE FREEDMAN GROUP

The Freedman Group's Self-Interested Agenda

On July 14, 1998 and September 20, 1999, the Company issued Class A Warrants covering 250,000 shares of common stock in the aggregate to Bridge Ventures, Inc. ("Bridge"), an entity controlled by Harris Freedman, and on December 17, 1998 and September 20, 1999, the Company issued Class A Warrants covering 100,000 shares of common stock in the aggregate to Saggi Capital Corp. ("Saggi"), an entity controlled by Sharon Will. The exercise price of the Class A Warrants issued to each of Bridge and Saggi is $6.00 per share. The warrants were issued in connection with consulting services performed for the Company by Bridge and Saggi, entities controlled by Harris Freedman and Sharon Will, respectively. The Class A Warrants issued to Bridge and Saggi expire on November 30, 2002.

Beginning in or about June 2002, Harris Freedman and Sharon Will, on behalf of Bridge and Saggi, began urging Dr. Atul M. Mehta, Elite's President and Chairman of the Board, to extend the term of the Class A Warrants, which were due to expire in November 2002. Freedman and Will pressured the Company to extend the warrants immediately, and made statements to the effect that the Company's stock price would be greatly depressed by unspecified actions that the Freedman Group would take if the warrants were not extended. However, the Company was not certain what actions the Freedman Group intended to take.

Elite investigated whether extending the term of the warrants would have any adverse effect on the Company. The Company's independent accountants, Miller, Ellin & Co., LLP, reviewed with the Company the calculation of the compensation expense which would be incurred in fiscal year 2003 if the expiration of the warrants were extended as requested by the Freedman Group. The Company solicited a second opinion from KPMG, which concurred with the Company's calculation of the charge. The Board also consulted with its counsel, James, McElroy & Diehl, P.A., about the Freedman Group's demand and the Company's obligation, if any, to extend the term of the warrants. The Board of Directors considered the information received from its accountants and other advisors and concluded on July 18, 2002 that it was not in the best interests of the Company or its stockholders to extend the expiration date of the Class A Warrants.

While the Board considered Freedman and Wills' request to extend the term of the warrants, they began exerting greater pressure on the Company. On the day of the July 18 Board meeting, Freedman filed a Schedule 13-D with the SEC, stating that as a result of the Company's "recent performance" he intended to take unspecified actions to "enhance shareholder value". Freedman sent copies of the filing to the Board of Directors by fax prior to the meeting.

The Board took into consideration the following factors after speaking with its accountants and attorneys:

o The warrantholders had no expectation when they acquired the Class A Warrants that they would be extended.

o The Class A Warrants are registered, and they were in the money for many months. As such, the holders had adequate time to exercise or trade out of their position.

o The Company would incur significant compensation expense in fiscal year 2003. The Board believed that the added expense would have a negative impact on the trading value of the Company's stock, thereby harming the other stockholders, notwithstanding that the expense would not involve an outlay of funds.

o The extension would benefit the warrantholders by increasing the value of the warrants without any guarantee that the warrants would ever be exercised.

o The extension of the Class A Warrants would not guarantee that the issue of the expiration date would not arise again when a new expiration date approached.

o the Board believed that the Company had no obligation to extend the term of the warrants and that the extension might be inconsistent with the fiduciary duties of the Board of Directors.

o The possible capital inflow that may arise from the exercise of the Class A Warrants is not guaranteed and would almost certainly be at the end of the extended term, if at all. Further, the Company had (and has) adequate cash to meet its current and anticipated needs and believes that it could raise additional capital from the capital markets if the need arises.

On July 24, 2002, Elite filed a Current Report on Form 8-K confirming that it was not extending the expiration date of the Class A Warrants.

Following the Board's decision not to extend the expiration date of the Class A Warrants, the Freedman Group initiated its costly and unprovoked consent solicitation to remove all of your elected independent directors with themselves. Their consent solicitation caused Elite to incur significant costs and expenses without benefit to the Company. The

Freedman Group's consent solicitation also interfered with the implementation of Elite's business plan because management needed to devote time opposing it.

The Freedman Group Does Not Understand Elite or Its Business

The Freedman Group criticizes the Company for not filing any Treatment IND, ANDA or NDA with the FDA since 1997. That criticism reveals their unfamiliarity with the pharmaceutical industry. Some of the products the Company is developing do not require investigative new drug applications before initiating Phase I studies. Moreover, the lack of filings bears no relationship to the development of new products, and the Company intends to file directly or through partners/licensees/collaborators the necessary applications for its products.

While it is easy for the Freedman Group to criticize that which it does not know or understand, the cost of acting without the requisite knowledge can be severe. We believe that without having management and a Board that is familiar with FDA requirements, has sound knowledge of the pharmaceutical industry and possesses solid reputations in the industry, the Company will be at a significant competitive disadvantage.

The Freedman Group Has No Real Plans For The Company

The Freedman Group is asking you to support their slate of nominees for the Board of Directors without having offered you a comprehensive, industry-specific business plan. They are asking for your support without telling you how they plan to increase stockholder value. Their attempt at a business plan appears to call for hiring two new executives, retaining an investment banker and extending the term of the Class A Warrants. Nowhere do they explain how they would operate the Company differently or improve the Company's performance or develop new or different products. It is possible that they are not providing any of this detail because they have not yet undertaken this analysis, or because they cannot undertake the analysis since they do not know or understand our industry or our Company.

Our business strategies include tangible, ongoing changes and initiatives that have been explained to stockholders over the last year and are beginning to bear positive results. You can see the successful results of our business plan by the performance of the Company. We believe that evidence of our improved performance can be seen from:

o the increase in our revenues by $1.1 million from the fiscal year ended March 31, 2001 to the fiscal year ended March 31, 2002. The increase resulted primarily from product development fees and our joint venture with Elan.

o two new patents have been granted to the Company which improved our visibility within our industry and our reputation. We also filed two additional patent applications.

o    our product portfolio has expanded from 9 to 15 products.

We believe that our strategic, industry-specific business plan has begun to yield positive results, while the Freedman Group has yet to show you any real plan at all.

Elite's Stock and Warrant Price

One of the accusations made by the Freedman Group is that the current Board of Directors has caused the decline in the stock price of Elite. The price of Elite stock has declined over the past months along with the vast majority of publicly traded stocks over that period. The bio-tech industry has been particularly hard hit. Yet, Elite has performed better than the Nasdaq Composite Index and the Nasdaq Biotech Index and roughly equivalent to the Amex Biotech Index. For comparison purposes, in the two years ending September 16, 2002, the Nasdaq Composite Index declined by nearly 70%, the Nasdaq Biotech Index declined by more than 64%, and the Amex Biotech Index declined by approximately 55% while the Company's stock price also declined by only approximately 55% in this period. We believe that a comparison of the performance of our stock to these indices for the past 2 years gives a fair comparison because the Company has only been listed on the American Stock Exchange since February 2000.

The Freedman Group also draws attention to the fact that the price of the Class A Warrants has declined, making the inference that this decline is also due to mismanagement of the Company. At the time the Class A Warrants at issue in this solicitation were issued, they had an expiration date of November 30, 2002. This has not changed. Under the Black-Scholes option pricing model, the fair market value of a warrant declines as its expiration date approaches. The warrants will have no value upon their expiration.

What the Freedman Group Didn't Tell You

According to publicly available information obtained by the Company,

o in 1967 Harris Freedman pleaded guilty to criminal charges that he conspired to violate the anti-fraud provisions of the Securities Act of 1933, as amended (the "Securities Act"), and that he directly violated the anti-fraud provisions of the Securities Act by intentionally misleading investors.

o the Securities and Exchange Commission barred Harris Freedman from associating with a registered broker-dealer for willfully violating the anti-fraud provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and revoked the registration of a brokerage firm of which Mr. Freedman was president as a result of its finding that Mr. Freedman intentionally misled investors.

o Finally, in 1999, Harris Freedman and Ms. Will, who is a member of Mr. Freedman's group, were named as defendants in a lawsuit filed in the United States District Court for the District of New Jersey alleging, among other things, that Mr. Freedman and Ms. Will manipulated the trading price of a public company for their own benefit. This lawsuit was settled with the payment to the plaintiffs of $750,000 and the issuance to the plaintiffs of 324,486 shares of Amplidyne Inc. stock. The publicly announced terms of the settlement do not indicate which defendants paid the settlement amounts and do not contain admissions of any wrong-doing.

              THE ROUTE THE FREEDMAN GROUP CHOSE TO ATTEMPT TO TAKE
               CONTROL OF YOUR BOARD OF DIRECTORS WILL NOT RESULT
                  IN THE PAYMENT TO YOU OF ANY CONTROL PREMIUM

People who seek control of a company usually either make a proposal to the board of directors to buy the company, or, if the board refuses their proposal, they commence a tender offer for the outstanding shares. In either case, a person trying to obtain control of a company this way usually offers a control or sales premium to the stockholders, that is, they pay more than market value for the shares. That excess price is called a control premium.

In contrast, control premiums generally are not paid when a change in management has occurred as a result of a proxy solicitation. By undertaking a proxy contest to take control of Elite's Board of Directors, the Freedman Group has chosen to attempt to gain control of the Company using a method that, although legal, does not include the payment of a control premium (or anything at all) to stockholders.

Each of the Freedman Group's Proposal is designed to enable it to take control of the Board that YOU elected and which contains the independent directors by replacing a majority of the Board with their own hand-picked nominees - themselves. We believe that their proxy solicitation is an attempt to pressure you without giving you the opportunity to consider all of Elite's strategic alternatives. We believe that this undue pressure created by the Freedman Group is not in the Company's or your best interests.

For the reasons discussed above, we have determined that the Freedman Group's proposal are not in the best interests of you or Elite. The above discussion of reasons and factors considered by us is not intended to be exhaustive, but does reflect the material information and factors we considered in our review and analysis of the Freedman Group's proposal. In view of the variety of factors and the amount of information considered, we did not find it practicable to provide specific assessments of, quantify or otherwise assign any relative weights to, the specific factors considered in determining to recommend that you reject the Freedman Group's proposal. Our determination was made after we considered all the factors taken as a whole. In addition, some of the members of our Board of Directors may have given differing weights to different factors. Throughout our deliberations regarding the Freedman Group's proposal, we received advice from our counsel James, McElroy & Diehl, P.A. in connection with the Freedman Group's proposal and the obligation of the Company, if any, to extend the term of the warrants and related matters, and from James, McElroy and Diehl, P.A. and Lowenstein Sandler PC with regard to the Freedman Group's solicitation and the Company's solicitation. We also discussed with our accountants Miller, Ellin & Co. LLP about the potential accounting consequences to the Company of extending the term of the warrants.

WE UNANIMOUSLY OPPOSE THE FREEDMAN GROUP'S SOLICITATION AND URGE YOU NOT TO SIGN THE WHITE PROXY CARD THAT THEY SEND TO YOU.

Even if you previously signed and returned the WHITE proxy card, you have every right to change your vote. We urge you to sign, date and mail the enclosed BLUE Proxy Card in the postage-paid envelope provided. Your prompt action is very important. Please return the BLUE Proxy Card today.

If your shares are registered in your name, please sign, date and mail the enclosed BLUE Proxy Card to Georgeson Shareholder Communications Inc. in the postage-prepaid envelope provided today.

If you have any questions about giving your proxy or revoking a proxy previously provided to the Freedman Group or require assistance, please call Georgeson, the firm assisting the Company in this proxy solicitation, at:

                    Georgeson Shareholder Communications Inc.
                                 17 State Street
                            New York, New York 10004
                    Stockholders call toll free: 866-297-1267
                       Banks & Brokers call: 212-440-9800
                            Fax number: 212-440-9009

PENDING LITIGATION

On August 27, 2002 in connection with the Freedman Group's consent solicitation, we commenced an action in the United States District Court for the District of New Jersey (the "Action") against (i) the individual members of the Freedman Group, (ii) additional individuals whose identities, we contend, the Freedman Group was required to disclose but who were not listed in any of the Freedman Group's SEC filings and (iii) other unnamed defendants who are acting in concert with the disclosed and undisclosed members of the Freedman Group (collectively, the "Defendants"). The complaint seeks injunctive relief against the Defendants on the basis that the Defendants violated the federal securities laws and the rules promulgated by the SEC thereunder by, among other things, filing a
Schedule 13D more than ten days after the Defendants formed a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the "Act"), by failing to disclose all persons acting in concert with the Freedman Group and by acquiring additional shares of our stock during a period that is prohibited by the Act.

We also allege that the Defendants violated Section 14(a) of the Act by filing a false and misleading proxy solicitation which failed to identify all the participants of the Freedman Group's consent solicitation. The complaint also alleges that the Defendants are violating the SEC's proxy rules in conducting their consent solicitation by representing to Elite stockholders the outcome of the consent solicitation process. Elite contends that the Freedman Group has violated these stockholder-protection provisions of the federal securities laws in order to advance its efforts to take control of the Company.

On August 27, 2002, we applied to the Court for a temporary restraining order barring Defendants from any further contacts with Elite's stockholders, barring Defendants from any further violation of the federal securities laws, and compelling corrective disclosures to remedy the Section 13(d) and Section 14(a) violations. On September 6, 2002, the Court denied our application for a temporary restraining order and granted our motion for expedited discovery. On October 1, 2002, the Court denied our request for a preliminary restraining order.

OUTSTANDING ELITE STOCK

As of [______________], 2002, there were [______________] shares of Elite common stock outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the knowledge of the Company, there was no person who, at any time during the fiscal year ended March 31, 2002, was a director, officer, beneficial owner of more than 10% of any class of equity securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, who failed to file on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company is a party to an agreement whereby fees are paid to Gittelman & Co., P.C., a company wholly owned by Mark I. Gittelman, the Company's Chief Financial Officer, Secretary and Treasurer, in consideration for services rendered by Mr. Gittelman in his capacity as Chief Financial Officer and Treasurer. For the fiscal years ended March 31, 2002 and 2001, the fees paid to that company were $91,260 and $82,639, respectively.

COMMITTEES

The Company has an Audit Committee of the Board of Directors. The Company has no other standing committees of the Board of Directors.

AUDIT COMMITTEE

The Audit Committee had one meeting during the fiscal year ended March 31, 2002. The Company's Board of Directors has adopted a written charter for the Audit Committee, a copy of which was included as an appendix to the Company's proxy statement sent to stockholders in connection with the annual meeting of stockholders held October 11, 2001.

The Company deems the members of its Audit Committee to be independent as independence is defined in Section 121(A) of the American Stock Exchange Listing Standards.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee discussed with the independent auditors of the Company the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as modified or supplemented. The Audit Committee received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented. The Audit Committee discussed with the independent accountant the independent accountant's independence. Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements of the Company be included in the Company's Annual Report on Form 10-K for the last fiscal year ended March 31, 2002 as filed with the Securities and Exchange Commission.

The foregoing report of the Audit Committee is made by members of the Audit Committee of the Company: Donald S. Pearson, Harmon Aronson and Eric L. Sichel.

BOARD MEETINGS

The Board of Directors of the Company had three meetings held during the fiscal year ended March 31, 2002. No incumbent director attended fewer than 75% of the aggregate of the meetings of the Board and its Audit Committee during that year.

COMPENSATION OF DIRECTORS

Each non-affiliated director receives $2,000 as compensation for each meeting of the Board of Directors attended.

EXECUTIVE COMPENSATION

The following table provides information on the compensation of Dr. Atul M. Mehta, the chief executive officer of the Company for the last three fiscal years. No other executive officer of the Company received salary and bonus exceeding $100,000 during those periods.

Summary Compensation Table

                                Annual Compensation          Long Term Compensation
                                -------------------          ----------------------
     (a)               (b)         (c)        (d)          (e)         (f)          (g)          (h)        (i)
  Name and           Fiscal      Salary      Bonus        Other    Restricted   Securities      LTIP     All other
  principal           Year       ------      -----       Annual       stock     Underlying     payouts    compen-
  position            ----                               Compen-     awards      options                  sation
  --------                                               sation      -----       -------       -------    ------
                                                         ------
Atul M.          2001-02        $272,855     $30,000     $83,896       --         50,000          --         --
Mehta            2000-01        $248,050     $45,000      $3,040       --        425,000(1)(2)    --         --
President        1999-00        $227,030     $25,000      $3,040       --        500,000          --         --
and Chief
Executive Officer

         (1) On December 15, 2000, Dr. Mehta surrendered options for 425,000 shares of the Company's common stock (exercisable at $7.00 per share) and in return received options for 425,000 shares of the Company's common stock exercisable on January 2, 2001 and expiring January 1, 2006. The exercise price is 110% of the opening price of the Company's common stock on January 2, 2001 adjusted upward to the nearest half dollar of $7.00. On January 2, 2001, the stock of the Company opened at $6.25 per share, therefore the exercise price for the stock subject to these options is $7.00 per share.

         (2) By action on February 21, 2002, the Board corrected a clerical error in options for 425,000 shares of common stock of the Company previously granted to Dr. Mehta. This correction did not result in any additional shares being subject to options held by Dr. Mehta, any change in the exercise price or a change in any other material terms.

The Company's fiscal year begins April 1 and ends March 31. The information is provided for each fiscal year beginning April 1.

Other Annual Compensation represents use of a company car and premiums paid by the Company for life insurance on Dr. Mehta's life for the benefit of his wife.

Reported below in this report is the purchase by the Company of options from Dr. Mehta. The purchase price for those options of $80,896 is included above in "Other Annual Compensation."

Option Grants in Last Fiscal Year

During the fiscal year ended March 31, 2002, the Board of the Company authorized issuance to Dr. Mehta of options to acquire 50,000 shares of the common stock of the Company, vesting over a period of five years at the rate of 10,000 shares per year beginning February 21, 2003, exercisable at a price equal to 110% of the closing price of the stock on February 21, 2002 ($8.25 per share).

By action on January 25, 2001, the Board purchased options held by Dr. Mehta for 20,214 shares of the common stock of the Company at a price of $4.00 per share. The options carried an exercise price of $2.00 per share. The then current market price for the stock was in excess of $7.50. Dr. Mehta had intended to exercise the option for these shares and then sell the shares. The purchase price for the option arrived at by the Board took into account the amount which would be necessary to purchase the options and cover taxes payable by Dr. Mehta on the transaction.

Option/SAR Grants Table in Last Fiscal Year

      (a)                  (b)                       (c)                         (d)                  (e)
                       Number of             % of Total Options              Exercise or
     Name              Securities           Granted to Employees              Base Price         Expiration date
     ----          Underlying Options          in Fiscal Year                  ($/sh)            ---------------
                        Granted                --------------                  ------
                        -------
Atul M. Mehta            50,000                     2.8%                        $8.25               2-20-07

Options for 500,000 shares which were granted to Dr. Mehta during the fiscal year ended March 31, 2000 vest at the rate of 100,000 shares per year on each December 31 beginning December 31, 2001. The options expire on the earlier of
(a) one year after Dr. Mehta ceases to be employed by the Company or to serve as an officer or director of the Company or (b) March 31, 2010. Notwithstanding, the options shall become fully vested and exercisable if Dr. Mehta's employment agreement or his position as an officer and director is terminated by the Company for any reason or if it expires as a result of the Company giving notice of nonrenewal. If the board of directors of the Company votes to approve the acquisition of more than 50% of the stock of the Company by any person or entity, the Company may require Dr. Mehta to exercise or sell the options. In addition to the above stated options, by Board action on September 22, 2000, Dr. Mehta was granted a preemptive right to acquire shares of the Company in a sufficient number to maintain his percentage ownership of the shares outstanding. Under this preemptive right, upon issuance by the Company of shares of common stock for any reason, or of securities convertible into common stock upon demand, Dr. Mehta shall be permitted to purchase shares of common stock of the Company sufficient to maintain the greater of his percentage ownership of outstanding common stock of the Company determined on an absolute basis and upon a fully diluted basis as existed prior to the stock issuance. The price which Dr. Mehta shall pay for such stock shall be the lower of (x) the then current market price (discounted 15% if the shares are not registered) or (y) the price to be paid by the party in the transaction triggering the preemptive right. The right shall be exercised and the price shall be paid within 120 days of the issuance of the stock triggering the preemptive right.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Value Table

        a                    b               c                        d                             e
                                                        No. of Securities Underlying      Value of Unexercised
                                                             Unexercised Options          In-the-Money Options
                                                                  at FY-End                     at FY-End
      Name            Shares Acquired      Value                Exercisable/                  Exercisable/
      ----              on Exercise       Realized              Unexercisable                Unexercisable
                        -----------       --------              -------------                -------------
Dr. Atul M. Mehta           None            $0                1,025,000/450,000                $975,000/0

These options and the shares underlying them are unregistered, and their market value is unknown and incalculable. However, the registered common stock of the Company was trading for $3.04 per share as of the close of business on October 3, 2002. It is on this hypothetical value that the figures in column (e) are calculated. These figures may have no relation to the actual value of the unexercised options.

EMPLOYMENT AGREEMENT

The only employment agreement which the Company has with an executive officer is the Amended and Restated Employment Agreement entered into March 31, 2000 and amended on July 18, 2002, between the Company and Dr. Atul M. Mehta (the "Agreement"). The Agreement provides:

o that the Company will employ Dr. Mehta for a period of five years ending December 31, 2005 (unless sooner terminated pursuant to provisions of the Agreement). At the end of the five years, the Agreement will be automatically renewed for an additional five year term with an annual salary to be agreed to, unless either party gives written notice of nonrenewal by December 31, 2004. The Agreement is automatically extended for periods of one year after December 31, 2010 unless either party gives notice of nonrenewal at least one year prior to the date of expiration.

o for an annual salary of $242,000, which amount is to be increased by the board of directors not less than 10% annually beginning January 1, 2001.

o that Dr. Mehta will receive 5% of the net profit of the Company each fiscal year.

o    for an annual bonus in an amount determined by the Board.

o that Dr. Mehta will receive options to purchase Elite common stock at a price of $10.00 per share in a total amount of 500,000 shares, exercisable in increments of 100,000 shares annually beginning December 31, 2000. The options shall be exercisable from the date of vesting until one year after Dr. Mehta ceases to be employed by the Company or to serve as an officer and director of the Company or March 31, 2010, whichever is earlier.

o that the options are exercisable by Dr. Mehta if the Agreement or Dr. Mehta's position as an officer and director is terminated by the Company for any reason or if the Agreement is not renewed by the Company.

o that the Agreement will terminate upon (a) Dr. Mehta's death, (b) election of either party if Dr. Mehta is unable to perform his duties on account of disability for a total period of 120 days or more during any consecutive period of twelve months, (c) by the Company upon "severe cause" and (d) by Dr. Mehta upon the occurrence of certain events.

o that if the Agreement is terminated due to Dr. Mehta's death, his surviving spouse, or his estate if his spouse does not survive, shall receive Dr. Mehta's salary, incentive commissions, benefits and any deferred compensation accrued through the last day of the third calendar month following the month in which termination occurred; in addition, one-half of his salary would be paid for an additional period of three years.

o that if the Agreement is terminated by the Company because of Dr. Mehta's disability or upon "severe cause", Dr. Mehta will receive his salary, incentive commissions, benefits and any deferred compensation through the last day of the calendar month in which the termination occurs.

o that if the Agreement is terminated by Dr. Mehta upon the occurrence of one of the events specified, including a "change in control" as defined, Dr. Mehta will receive all accrued salary, incentive commissions, benefits and any deferred compensation through the later of May 22, 2006 or the third anniversary of such termination. If the Freedman Group is successful in its solicitation, a change-in-control as defined in Dr. Mehta's employment agreement will have occurred and Dr. Mehta will have the right to terminate his employment with the Company and to receive "all accrued salary, incentive commissions, benefits, and any deferred compensation and all salary and commissions payable under Paragraph 4(b) through a period ending upon the later of (i) May 22, 2006 or (ii) the third anniversary of such termination." The salary portion of these payments will be due to Dr. Mehta in a lump sum. Paragraph 4(b) entitles Dr. Mehta to a bonus each year of 5% of the Company's net profit.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Shown in the table below is any person (including any "group") known to the Company to be the beneficial owner of more than five percent (5%) of any class of the Company's voting securities as of October 1, 2002.

Title of Class            Name and Address of                                 Amount and Nature of         Percent
--------------              Beneficial Owner                                  Beneficial Ownership        of Class
                            ----------------                                  --------------------        --------
Common                Dr. Atul M. Mehta, Director/Officer                            2,962,701(1)           26.4%
                      165 Ludlow Avenue                                              Direct and
                      Northvale New Jersey 07647                                     Indirect



                                      -21-

Common                Jerome Belson                                                  928,000(2)              9.2%
                      495 Broadway                                                   Direct and
                      New York, NY 10012                                             Indirect

Common                John de Neufville and Mely Rahn, Trustees                      766,100(3)              7.6%
                      Margaret de Neufville Revocable Trusts                         Direct and
                      197 Meister Avenue                                             Indirect
                      North Branch, NJ  08876

Common                Bakul and Dilip Mehta                                          630,000                 6.5%
                      P. O. Box 438                                                  Direct
                      Muscat, Sultanate of Oman

Common                Bridge Ventures, Inc.                                          859,470(4)              8.6%
                      1241 Gulf of Mexico Drive                                      Direct and
                      Longboat Key, FL 24228                                         Indirect

                      SMACS Holding Corp.
                      1241 Gulf of Mexico Drive
                      Longboat Key, FL 24228

                      Bridge Ventures, Inc. Employee
                        Pension Plan
                      1241 Gulf of Mexico Drive
                      Longboat Key, FL 24228

                      Saggi Capital Corp.
                      9 Prospect Hill Road Ext.
                      Pine Plains, NY 12567

                      Saggi Capital Corp. Money Purchase Plan
                      9 Prospect Hill Road Ext.
                      Pine Plains, NY 12567

                      Saggi Capital Corp. Profit Sharing Plan
                      9 Prospect Hill Road Ext.
                      Pine Plains, NY 12567

                      Harris Freedman
                      1241 Gulf of Mexico Drive
                      Longboat Key, FL 24228

                      Sharon Will
                      9 Prospect Hill Road Ext.
                      Pine Plains, NY 12567

                      Michael H. Freedman
                      200 East 89th Street, Suite 17A
                      New York, NY 10128

Common                Shelly Bay Holdings, Inc.                                    849,291(5)                8.0%
                      101 Brookmeadow Road                                         Direct and
                      Wilmington, Delaware 19807                                   Indirect

                                      -22-

                      Shelly Bay holdings, Ltd.
                      c/o Consolidated Limited
                      Par La Ville Place
                      14 Par-La-Ville Road
                      Hamilton HM JX, Bermuda

                      John Moore
                      101 Brookmeadow Road
                      Wilmington, Delaware 19807

(1) Includes (i) 6,300 shares held by the Amar Mehta Trust; (ii) 6,300 shares held by Mrs. Mehta as custodian for Anand Mehta; (iii) 200,000 shares held by Mehta Partners, LP; and (iv) options to purchase 1,475,000 shares of common stock held by Dr. Mehta (including options for 400,000 shares which do not begin vesting until December 31, 2002 and then vest 100,000 shares on that date and 100,000 shares annually thereafter for three years and options for 50,000 shares which begin vesting on December 31, 2002 and then vest 10,000 shares on that date and 10,000 shares annually thereafter for four years).

(2) Includes (i) 35,000 shares held by Maxine Belson, wife of Jerome Belson;
(ii) 50,000 shares by the Jerome Belson Foundation; and (iii) 28,000 shares owned by the Grandchildren of Jerome Belson; and (iv) warrants for 256,000 shares.

(3) Represents (i) 331,000 shares held in trust for the benefit of John P. de Neufville; (ii) 410,000 shares held in trust for David T. de Neufville; and
(iii) options personally held by John P. de Neufville to purchase 25,000 shares.

(4) Based on information contained in a Schedule 13D, as amended, filed by the foregoing persons on August 26, 2002 who have formed a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934. Consists of (a) 2,000 shares of common stock owned by Harris Freedman, (b) 369,970 shares of common stock owned by Bridge Ventures, Inc. (including 85,250 shares of common stock issuable upon exercise of warrants owned by Bridge Ventures, Inc.), (c) 121,000 shares of common stock owned by SMACS Holding Corp. (including 75,000 shares of common stock issuable upon exercise of warrants owned by SMACS Holding Corp.),
(d) 102,200 shares of common stock owned by Bridge Ventures, Inc. Employee Pension Plan (including 10,000 shares of common stock issuable upon exercise of warrants owned by Bridge Ventures, Inc. Employee Pension Plan), (e) 7,500 shares of common stock owned by Sharon Will, (f) 217,500 shares of common stock owned by Saggi Capital Corp. (including 110,000 shares of common stock issuable upon exercise of warrants owned by Saggi Capital Corp.), (g) 7,450 shares of common stock owned by Saggi Capital Corp. Money Purchase Plan, (h) 8,350 shares of common stock owned by Saggi Capital Corp. Profit Sharing Plan, and (i) 23,500 shares of common stock owned by Michael H. Freedman (including 5,000 shares of common stock issuable upon exercise of warrants owned by Michael H. Freedman).

(5) Based on information contained in a Schedule 13G filed by Shelly Bay Holdings, Inc., Shelly Bay Holdings, Ltd. and John Moore on August 27, 2002, the 849,291 shares of common stock beneficially owned by John Moore include the 849,291 shares of common stock beneficially owned by Shelly Bay Holdings, Inc. and the 849,291 shares of common stock beneficially owned by Shelly Bay Holdings, Ltd. These shares of common stock are comprised of (i) 667,500 shares of common stock issuable upon the exchange of 13,487 shares of the Series A Preferred Stock, par value $1.00 per share, of ELI, the wholly-owned subsidiary of the Company, (ii) 81,791 shares issuable upon the payment and exchange of in-kind dividends on the Series A Preferred Stock of ELI accrued through and as of June 29, 2002, and (iii) the exercise of a warrant to purchase 100,000 shares of common stock (exercisable through October 17, 2005) at an exercise price of $18.00 per share. The Series A Preferred Stock of ELI will become exchangeable by the reporting persons into shares of common stock of the Company in October 2002.

The Company is informed and believes that as of [__________], 2002, Cede & Co. held [_____________] shares of the Company's common stock and [_____________] Class A Warrants for shares of the common stock of the Company as nominee for Depository Trust Company, 55 Water Street, New York, New York 10004. It is the Company's understanding that Cede & Co. and Depository Trust Company both disclaim any beneficial ownership therein and that such shares are held for the account of numerous other persons, no one of whom is believed to beneficially own five percent or more of the common stock of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

Shown below, as of October 1, 2002, are the shares of the Company beneficially owned by all directors and nominees, by the executive officers and by the directors and executive officers of the Company as a group.

Title of Class              Name and Address of                        Amount and Nature of             Percent
--------------              Beneficial Owner                           Beneficial Ownership             of Class
                            ----------------                           --------------------             --------
Common            Dr. Atul M. Mehta, Director/Officer                        2,962,700(1)                 26.4%
                  165 Ludlow Avenue                                          Direct and
                  Northvale NJ 07647                                         Indirect

Common            Donald S. Pearson, Director                                78,750(2)                     0.8%
                  1305 Peabody Avenue                                        Direct
                  Memphis, TN  38104

Common            Harmon Aronson, Director                                   60,000(3)                     0.6%
                  26 Monterey Drive                                          Direct
                  Wayne, NJ  07470

Common            Eric L. Sichel, Director                                   30,000(4)                     0.3%
                  411 Highview Road                                          Direct
                  Englewood, NJ  07631

Common            Mark I. Gittelman, Chief Financial Officer,                10,000(5)                     0.1%
                  Treasurer and Secretary                                    Direct
                  300 Colfax Avenue
                  Clifton, NJ  07013

Common            Officers and Directors as a Group                          3,141,450                    27.7%
                                                                             Direct and
                                                                             Indirect

Nominees

Common            John P. de Neufville                                       766,100(6)                    7.6%
                  197 Meister Avenue                                         Direct and
                  North Branch, NJ  08876                                    Indirect

Common            John Moore                                                 849,291(7)                    8.0%
                  101 Brookmeadow Road                                       Direct and
                  Wilmington, Delaware 19807                                 Indirect

Common            Richard A. Brown                                           361,500(8)                   [__]%
                  P.O. Box 54
                  New York, NY 10028

(1) Includes (i) 6,300 shares held by the Amar Mehta Trust; (ii) 6,300 shares held by Mrs. Mehta as custodian for Anand Mehta; (iii) 200,000 shares held by Mehta Partners, LP; and (iv) options to purchase 1,475,000 shares of common stock held by Dr. Mehta (including options for 400,000 shares which do not begin vesting until December 31, 2002 and then vest 100,000 shares on that date and 100,000 shares annually thereafter for three years and options for 50,000 shares which do begin vesting until December 31, 2002 and then vest 10,000 shares on that date and 10,000 shares annually thereafter for four years).

(2) Includes options to purchase 60,000 shares. Options for 40,000 shares are vested. The remaining options vest in increments of 10,000 shares each on September 1, 2002 and January 2, 2003.

(3) Comprised of options to purchase 60,000 shares. Options for 40,000 shares are vested. The remaining options vest in increments of 10,000 shares each on September 1, 2002 and January 2, 2003.

(4) Comprised of options to purchase 30,000 shares. Options for 10,000 shares are vested. Options for the remaining shares vest in increments of 10,000 each on August 2, 2003 and August 2, 2004.

(5) Comprised of options to purchase 10,000 shares.

(6) Comprised of (i) 331,100 shares held in trust for the benefit of John P. de Neufville; (ii) 410,000 shares held in trust for David T. de Neufville; and
(iii) options personally held by John P. de Neufville to purchase 25,000 shares.

(7) Comprised of (i) 667,500 shares of common stock issuable upon the exchange of 13,487 shares of the Series A Preferred Stock, par value $1.00 per share, of ELI, the wholly-owned subsidiary of the Company, beneficially owned by John Moore, Shelly Bay Holdings, Inc. and Shelly Bay Holdings, Ltd., (ii) 81,791 shares issuable upon the payment and exchange of in-kind dividends on the Series A Preferred Stock of ELI accrued through and as of June 29, 2002 beneficially owned by John Moore, Shelly Bay Holdings, Inc. and Shelly Bay Holdings, Ltd., and (iii) the exercise of a warrant to purchase 100,000 shares of common stock (exercisable through October 17, 2005) at an exercise price of $18.00 per share, beneficially owned by John Moore, Shelly Bay Holdings, Inc. and Shelly Bay Holdings, Ltd. The Series A Preferred Stock of ELI will become exchangeable by the reporting persons into shares of common stock of the Company in October 2002.

(8) Comprised of (i) 125,000 Class A Warrants, (ii) 261,500 shares of common stock, (iii) 50,000 shares of common stock held by the Alexander Brown Trust and
(iv) 50,000 Class A Warrants held by the Alexander Brown Trust.

Information on the stock ownership of these persons was provided to the Company by the persons.

COMPARATIVE STOCKHOLDER RETURN

The graph which follows compares the yearly percentage change in the Company's cumulative total stockholder return on its common stock with the cumulative total stockholder return of (1) all United States companies traded on the American Stock Exchange (where the Company's common stock is now traded) and (2) 51 companies traded on the American Stock Exchange which carry the Standard Industrial Classification (SIC) code 283 (Pharmaceuticals). The graph was prepared by the Center for Research in Security Prices at the University of Chicago Graduate School of Business, Chicago, IL.

The stock of the Company was traded on the NASDAQ over-the-counter bulletin board from July 23, 1998 until February 24, 2000. The stock of the Company began trading on the American Stock Exchange on February 24, 2000. The period covered by the comparison begins September 1998 because no trading data was available for the period from July 23, 1998 through August 31, 1998. The Company's fiscal year ends on March 31.

                Comparison of Five-Year Cumulative Total Returns
                              Performance Graph for
                           Elite Pharmaceuticals, Inc.

               Produced on 05/29/2002 including data to 03/28/2002

[THE FOLLOWING DATA APPEARED AS A LINE CHART IN THE PRINTED MATERIAL]

                                                            AMEX
                Elite                 AMEX                  Stocks
                Pharmaceuticals,      Stock Market          (SIC 2830-2839
                Inc.                  (US Companies)        US Companies) Drugs

09/03/1998       100.0                100.0                 100.0
03/31/1999       158.4                117.5                 136.2
03/31/2000      1780.0                166.6                 267.8
03/30/2001       880.0                132.9                 156.3
03/28/2002      1238.4                135.0                 110.1

--------------------------------------------------------------------------------
                                     Legend

Symbol          CRSP Total Returns Index for:           09/1998   03/1999   03/2000   03/2001   03/2002
[Box]           Elite Pharmaceuticals, Inc.             100.0     158.4     1780.0    880.0     1238.4
[Star]          AMEX Stock Market (US Companies)        100.0     117.5      166.6    132.9      135.0
[Triangle]      AMEX Stocks (SIC 2830-2839
                US Companies) Drugs                     100.0     136.2      267.8    156.3      110.1

Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.   The index level for all series was set to $100.0 on 09/30/1998.
E. Data for Elite Pharmaceuticals, Inc. from 09/1996 to 01/2000 was provided by the client.
--------------------------------------------------------------------------------
Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business, The University of Chicago. Used with permission.
All rights reserved.
11442/81204067                                                (C) Copyright 2002

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors selects the independent public accounting firm for the Company each year at its annual meeting following the annual meeting of stockholders. Miller, Ellin & Co., LLP New York, New York, is the independent public accounting firm for the Company.

AUDIT FEES

The aggregate fees billed for professional services rendered by Miller, Ellin & Co., LLP, the principal accountants of the Company for the most recent fiscal year ended March 31, 2002, for the audit of the Company's annual financial statements for the most recent fiscal year ended March 31, 2002 and the reviews of the financial statements included in the Company's Forms 10-Q filed during that fiscal year were approximately $43,000.

ALL OTHER FEES

No fees were billed for services rendered to the Company by Miller, Ellin & Co., LLP for the most recent fiscal year ended March 31, 2002 other than those services specified in the immediately preceding section.

PRINCIPAL OFFICE

The Company's principal offices are located at 165 Ludlow Avenue, Northvale, New Jersey 07647, and its telephone number is (201) 750-2646.

ABSENCE OF APPRAISAL RIGHTS

Under Delaware law, you do not have appraisal rights in connection with our solicitation of proxies.

PARTICIPANTS IN THE SOLICITATION

Under applicable regulations of the SEC, each member of the Elite Board and each executive officer of Elite may be deemed to be a "participant" in Elite's solicitation of proxies. In the event each of these persons is deemed a "participant", and without acknowledging that any such person is a "participant", we furnish the following information. The name of each director and executive officer is listed below. Except as set forth below, the principal business addresses of each director and executive officer are 165 Ludlow Avenue, Northvale, New Jersey 07647. The principal occupation of each director and executive officer is set forth below. Information about the present ownership by directors and executive officers and any of their respective "associates" of Elite common stock is set forth under the section entitled "Security Ownership of Management." Information about transactions by each director and executive officer in Elite's common stock during the past two years can be found in such director's or executive officer's filings under Section 16 of the Securities Exchange Act of 1934, as amended, during that period. Information about related party transactions involving directors and executive officers can be found under the sections entitled "Certain Relationships and Related Transactions" and "Employment Agreement". Except as otherwise set forth in this Proxy Statement, none of the directors or executive officers or any of their respective "associates" has any arrangement or understanding with any person with respect to future employment or future transactions with Elite.

The current directors and the executive officers of the Company are:

     Name                             Position
     ----                             --------
     Dr. Atul M. Mehta                President, Chief Executive Officer and Director
     Donald S. Pearson                Director
     Harmon Aronson                   Director
     Eric L. Sichel                   Director
     Mark I. Gittelman                Chief Financial Officer, Secretary and Treasurer

There are no arrangements between any director or executive officer and any other person, pursuant to which the director or officer is to be selected as such. There is no family relationship between the directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers.

Atul M. Mehta, Ph.D., the founder of Elite Laboratories, Inc. ("ELI"), has been a director of ELI since its inception in 1990 and a director of the Company since 1997. He has been employed as the President of ELI since 1990 and President of the Company since 1997. Prior to that, he was Vice President at Nortec Development Associates, a company specializing in the development of food, pharmaceutical and chemical specialty products, from 1984 to 1989. From 1981 to 1984, he was associated with Ayerst Laboratories, a division of American Home Products Corporation in the solids formulation section as Group Leader. His responsibilities included development of formulations of ethical drugs for conventional and controlled-release dosage forms for both USA and international markets. He received his B.S. degree in Pharmacy with honors from Shivaii University, Kolhapur, India, and a BS, MS, and a Doctorate of Philosophy in Pharmaceutics from the University of Maryland in 1981. Dr. Mehta is also a director of Elite Research, Ltd.. Other than ELI and Elite Research, Ltd., no company with which Dr. Mehta was affiliated in the past was a parent, subsidiary or other affiliate of the Company.

Donald S. Pearson, a director since 1999, has been employed since 1997 as the President of Pearson & Associates, Inc., a company that provides consulting services to the pharmaceutical industry. Prior to starting Pearson & Associates, Mr. Pearson served for five years as the Director of Licensing at Elan Pharmaceuticals, and prior to that he was employed by Warner-Lambert for thirty years in various marketing, business development and licensing capacities. Mr. Pearson holds a B.S. in Chemistry from the University of Arkansas and studied steroid chemistry at St. John's University. He has served on the informal advisory board of ELI for several years; other than ELI, no company with which Dr. Pearson was affiliated in the past was a parent, subsidiary or other affiliate of the Company.

Harmon Aronson, Ph.D., a director since 1999, has been employed since 1997 as the President of Aronson Kaufman Associates, Inc., a New Jersey-based consulting firm that provides manufacturing, FDA regulatory and compliance services to the pharmaceutical and biotechnology companies. Its clients include United States and international firms manufacturing bulk drugs and finished pharmaceutical dosage products who are seeking FDA approval for their products for the US Market. Prior to 1997, Dr. Aronson was employed by Biocraft Laboratories, a leading generic drug manufacturer, most recently in the position of Vice President of Quality Management; prior to that he held the position of Vice President of Non-Antibiotic Operations, where he was responsible for the manufacturing of all the firm's non-antibiotic products. Dr. Aronson holds a Ph.D. in Physics from the University of Chicago. Mr. Aronson is also a director of Elite Research, Ltd. Other than ELI and Elite Research Ltd., no company with which Dr. Aronson was affiliated in the past was a parent, subsidiary or other affiliate of the Company.

Eric L. Sichel, M.D., a director since August 2, 2001, is President of Sichel Medical Ventures, Inc., Englewood, NJ, which company provides biotechnology company assessments and investment banking services. Dr. Sichel has been the owner and President of Sichel Medical Ventures, Inc. since 1997. From 1995 through 1996, Dr. Sichel was a senior analyst in the biotechnology field for Alex, Brown & Sons, Inc. of New York, NY. Prior to that, Dr. Sichel was affiliated with Sandoz Pharmaceuticals Corp. of East Hanover, NJ, in various capacities, including associate director of transplantation/immunology. Dr. Sichel is licensed to practice medicine by the State of New York.

Mark I. Gittelman, CPA, the Chief Financial Officer, Secretary and Treasurer of the Company, is the President of Gittelman & Co., P.C., an accounting firm in Clifton, NJ. Prior to forming Gittelman & Co., P.C. in 1984, he worked as a certified public accountant with the international accounting firm of KPMG Peat Marwick, LLP. Mr. Gittelman holds a B.S. in accounting from New York University and a Masters of Science in Taxation from Farleigh Dickinson University. He is a Certified Public Accountant licensed in New Jersey and New York, and is a member of the American Institute of Certified Public Accountants ("AICPA"), the Securities and Exchange Practice Section of the AICPA, and the New Jersey State and New York States Societies of CPAs. Other than ELI, no company with which Mr. Gittelman was affiliated in the past was a parent, subsidiary or other affiliate of the Company.

Each director holds office (subject to the Company's By-Laws) until the next annual meeting of stockholders and until such director's successor has been elected and qualified. All executive officers of the Company are serving until the next annual meeting of directors and until their successors have been duly elected and qualified. There are no family relationships between any of the directors and executive officers of the Company.


                                   PROPOSAL 2
                            RATIFICATION OF AUDITORS

The Board of Directors has appointed Miller, Ellin & Co., LLP as the Company's independent public accountants for the fiscal year ending March 31, 2003. Miller, Ellin & Co., LLP served as the Company's independent public accountants for the fiscal year ended March 31, 2002. Although the appointment of independent public accountant is not required to be approved by stockholders, the Board of Directors believes stockholders should participate in the selection of the Company's independent public accountants. Accordingly, the stockholders will be asked at the meeting to ratify the Board's appointment of Miller, Ellin & Co., LLP as the Company's independent public accountants for the fiscal year ended March 31, 2003. Representatives of Miller, Ellin & Co., LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 DESCRIBED ABOVE.


                                  OTHER MATTERS

We are not aware of any matters to be presented at the Annual Meeting other than those described in this proxy statement. However, if other matters should come before the annual meeting, it is intended that the holders of proxies solicited hereby will vote on such matters in their discretion.

                              STOCKHOLDER PROPOSALS

Any proposal intended to be presented by a stockholder at the next Annual Meeting of Stockholders must be received by the Company at the address specified below no later than the close of business on [______________], 2003 in order for such proposal to be eligible for inclusion in the Company's proxy statement and form of proxy for the 2003 Annual Meeting. Any proposal should be addressed to Mark I. Gittelman, Secretary, Elite Pharmaceuticals, Inc., 165 Ludlow Avenue, Northvale, New Jersey 07647 and should be sent by certified mail, return receipt requested.

                       WHERE YOU CAN FIND MORE INFORMATION

The Company files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. The SEC maintains an Internet world wide web site that provides access, without charge, to reports, proxy statements and other information about issuers, like Elite, who file electronically with the SEC. The address of that site is http://www.sec.gov.

You also may obtain copies of these materials by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. These materials are also available from the SEC in person at any one of its public reference rooms. Please call the SEC at l-800-SEC-0330 for further information on its public reference rooms. You may read and copy this information at the following locations of the SEC:

                              Public Reference Room
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

You can also obtain, without charge, reports, proxy statements and other information, including without limitation, any information we may incorporate by reference herein, about the Company, by contacting: Elite Pharmaceuticals, Inc., 165 Ludlow Avenue, Northvale, New Jersey 07647, Attn: Corporate Secretary, telephone: (201) 750-2646, facsimile: (201) 750-2755.

                    CAUTION ABOUT FORWARD LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on the beliefs of the Company's management and Board of Directors, as well as assumptions made by and information currently available to the Company's management and Board of Directors. Such statements reflect the current views of the Company or the Board of Directors with respect to future events based on currently available information and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements.

Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, the following: the ability of the Company to execute and manage the Company's growth strategy, the results of the Company's investment spending, the ability to develop new products, the ability to obtain governmental approval of its products, improved financial results, the entrance of new competitors into the marketplace, the ability to attract and retain key customers, the ability to positively modify its revenue mix, variations in quarterly results and the sufficiency of the Company's working capital, and other factors which are described from time to time in the Company's public filings with the Securities and Exchange Commission, news releases and other communications. Also, when Elite uses the words "believes," "expects," "anticipates," "estimates," "plans," "intends," "objectives," "goals," "aims," "projects" or similar words or expressions, Elite is making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

[______________], 2002                     By Order of the Board of Directors

                                           Mark I. Gittelman, Secretary

                                    IMPORTANT

1. Be sure to vote on the BLUE proxy card. We urge you not to sign any proxy card which is sent to you by the Freedman Group.

2. If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the BLUE proxy "FOR" the Board of Directors' nominees and in favor of the appointment of Miller, Ellin & Co., LLP as the Company's independent auditors for the fiscal year ended March 31, 2003.

3. If you have any questions or need assistance in voting your shares, please call toll free:

                    Georgeson Shareholder Communications Inc.
                                 17 State Street
                            New York, New York 10004
                    Stockholders call toll free: 866-297-1267
                       Banks & Brokers call: 212-440-9800
                            Fax number: 212-440-9009

                           ELITE PHARMACEUTICALS, INC.
                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS.

                             [______________], 2002

The undersigned acknowledges receipt of the Company's proxy materials and revokes any prior proxy and hereby appoints Atul M. Mehta and Mark I. Gittelman, and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the annual meeting of the stockholders of the Company to be held on December 12, 2002, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

The Board of Directors recommends a vote "FOR" the Board's nominees for Director.

1. Election of the Board's nominees for Director.

   / / FOR ALL NOMINEES LISTED BELOW / /| WITHHOLD AUTHORITY TO VOTE FOR ALL
                              NOMINEES LISTED BELOW

   Nominees: Atul M. Mehta, Harmon Aronson, Donald S. Pearson, Eric L. Sichel,
            John P. de Neufville, John A. Moore and Richard A. Brown.

Discretionary authority is also granted to vote for the election of a substitute for any of said nominees who, for any reason presently unknown, cannot be a candidate for election.

INSTRUCTION: To withhold authority to vote for any individual nominee listed above, write the nominee's name in the space provided below.

2. Proposal to ratify the appointment of Miller, Ellin & Co., LLP as the Company's independent public accountants for the fiscal year ending March 31, 2003.

FOR / /                         AGAINST / /                          ABSTAIN / /


3. Upon all such other matters as may properly come before the meeting and/or any adjournment or adjournments thereof, as they in their discretion may determine. The Board of Directors is not aware of any such other matters.

UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR EACH OF THE BOARD'S NOMINEES AND TO RATIFY THE RETENTION OF MILLER, ELLIN & CO., LLP AS THE COMPANY'S AUDITORS.

                        Dated: [_________________], 2002

                                                         Signed:

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend.

Please sign exactly as your name appears hereon. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc.

For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.